Exhibit 4.2

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.,

as Successor Issuer,

HERLEY INDUSTRIES, INC.,

as Guarantor

and

WILMINGTON TRUST FSB,

as Trustee and Collateral Agent

FIRST SUPPLEMENTAL INDENTURE

Dated as of April 4, 2011

Supplementing the Indenture, Dated as of March 25, 2011

Providing for the

Amendment to the Terms of 10% Senior Secured Notes due 2017

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of April 4, 2011 (the “First Supplemental Indenture”), is by and among KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a corporation duly incorporated and existing under the laws of the State of Delaware (“Kratos”), HERLEY INDUSTRIES, INC. (successor by merger with Lanza Acquisition Co.), a corporation duly incorporated and existing under the laws of the State of Delaware, as guarantor (“Herley”), and WILMINGTON TRUST FSB, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”).

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to thereto in the Indenture (as defined below).

RECITALS

WHEREAS, Acquisition Co. Lanza Parent, a Delaware corporation and wholly-owned subsidiary of Kratos (“Lanza Parent”), as issuer, and Lanza Acquisition Co., a Delaware corporation and wholly-owned subsidiary of Kratos (“Lanza Acquisition Co.”), as a guarantor, has heretofore executed and delivered to the Trustee an Indenture (the “Indenture” and as amended, supplemented, waived or otherwise modified, the “Indenture”), dated as of March 25, 2011, providing for the issuance of Lanza Parent’s 10% Senior Secured Notes due 2017 (the “Notes”);

WHEREAS, Lanza Acquisition Co. has acquired (the “Acquisition”) all of the outstanding shares of the common stock, par value $0.10 per share, of Herley;

WHEREAS, in connection with the Acquisition, Lanza Acquisition Co. merged with and into Herley, with Herley remaining as the surviving entity;

WHEREAS, in connection with the Acquisition, Lanza Parent issued the Notes pursuant to the Indenture, whereby the net proceeds from issuance and sale of the Notes were used to finance the Acquisition, to pay fees and expenses related to the offering of the Notes and for general corporate purposes;

WHEREAS, the Notes are (i) guaranteed by Herley and (ii) secured by substantially all the assets of Lanza Parent and Herley (the “Collateral”);

WHEREAS, on the date hereof, Lanza Parent was merged with and into Kratos (the “Roll-Up Merger”) and all assets and liabilities of Lanza Parent became assets and liabilities of Kratos;

WHEREAS, in connection with the Roll-up Merger and pursuant to this First Supplemental Indenture, Kratos expressly assumes hereby all the Obligations of Lanza Parent under the Notes, the Indenture and the Collateral Agreements and Kratos hereby agrees to replace Lanza Parent as the issuer of the Notes under the Indenture and as pledgor under the Collateral Agreements;

WHEREAS, after execution and delivery of this First Supplemental Indenture, Kratos, as the replacement issuer of Notes under the Indenture, will consummate the Stage II Notes Exchange Redemption as contemplated in Section 3.01 of the Indenture;

WHEREAS, Sections 5.01 and 9.01 of the Indenture provide that Kratos, when authorized by resolutions of the board of directors, and the Trustee or Collateral Agent, as applicable, and by entering into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture, may expressly assume (i) the due and punctual payment of the principal of, and premium, if any, interest and Additional Interest, if any, on all the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed thereunder (the “Indenture Obligations”), and (ii) all obligations of the Company under the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity (the “Collateral Obligations” and, together with the Indenture Obligations, the “Obligations”);

WHEREAS, pursuant to a meeting of the board of directors of Kratos (the “Board”) on March 10, 2011, the Board authorized Kratos, promptly following the consummation of the Acquisition and the Roll-Up Merger, to assume the Obligations;

WHEREAS, Kratos and Herley have requested the Trustee and Collateral Agent to join with them in entering into this First Supplemental Indenture to permit the assumption of the Obligations, as permitted by Sections 5.01 and 9.01 of the Indenture;

WHEREAS, (i) Kratos and Herley have been authorized by Board Resolutions to enter into an indenture supplemental to the Indenture, (ii) Kratos has delivered to the Trustee simultaneously with the execution and delivery of this First Supplemental Indenture an Officers’ Certificate and an Opinion of Counsel relating to this First Supplemental Indenture as contemplated by Sections 5.01 and 9.01 of the Indenture and (iii) Kratos has satisfied all other conditions required under Articles Five and Nine of the Indenture to enable Kratos and the Trustee to enter into this First Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

AGREEMENTS

ARTICLE I

ASSIGNMENT AND ASSUMPTION; EFFECTIVENESS OF FIRST SUPPLEMENTAL INDENTURE

Section 1.1              Assignment and Assumption.  Kratos irrevocably assumes from Lanza Parent the Obligations in accordance to Sections 5.01 and 9.01 of the Indenture. Kratos hereby agrees to replace Lanza Parent as the issuer of the Notes under the Indenture.

Section 1.2              Effectiveness of this First Supplemental Indenture.  This First Supplemental Indenture is entered into pursuant to and consistent with Sections 5.01 and 9.01 of the Indenture.  Upon the execution of this First Supplemental Indenture by Kratos, Herley, the Trustee and the Collateral Agent, the Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes and each Holder shall be bound thereby.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1              Confirmation of the Indenture.  The Indenture, as heretofore supplemented by this First Supplemental Indenture, as well as the Notes, are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes, heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of each shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this First Supplemental Indenture shall control.

Section 2.2              Governing Law.  This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state.

Section 2.3              Successors.  All agreements of Kratos and Herley in this First Supplemental Indenture shall bind their respective successors.  All agreements of the Trustee and Collateral Agent in this First Supplemental Indenture shall bind its successors.

Section 2.4              Duplicate Originals.  All parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall represent the same agreement.  The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or pdf shall constitute effective execution and delivery of this First Supplemental Indenture.  Signatures of the parties hereto transmitted by facsimile or pdf shall be deemed to be their original signatures for all purposes.

Section 2.5              Severability.  In case any one or more of the provisions in this First Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.6              Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and Kratos, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

Section 2.7              Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year written above.

KRATOS DEFENSE SYSTEMS & SOLUTIONS, INC.

By:	/s/ Deanna H. Lund
Name:	Deanna H. Lund
Title:	Executive Vice President & Chief Financial Officer

HERLEY INDUSTRIES, INC.

By:	/s/ Deanna H. Lund
Name:	Deanna H. Lund
Title:	Executive Vice President & Chief Financial Officer

WILMINGTON TRUST FSB, as Trustee and Collateral Agent

By:	/s/ Jane Schweiger
Name:	Jane Schweiger
Title:	Vice President